EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the incorporation by reference in this Annual Report (Form 10-K) of Indus International, Inc. of our report dated January 27, 1998, included in the 1997 Annual Report to the Stockholders of Indus International, Inc.

     Our audits also included the financial statement schedule of Indus International, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-36995) pertaining to the 1997 Stock Plan, 1997 Director Option Plan and 1997 Employee Stock Purchase Plan of Indus International, Inc. of our report dated January 27, 1998, with respect to the consolidated financial statements of Indus International, Inc. incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 1997.

                                            /s/ Ernst & Young LLP

Palo Alto, California
March 26, 1998